Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2007, except for the reverse stock split disclosure in Note 1(b) and the effects thereof, as to which the date is November 7, 2007, accompanying the consolidated financial statements of ICx Technologies, Inc. contained in the Registration Statement on Form S-1 (Registration No. 333-145135) including the Prospectus filed by the Registrant pursuant to Rule 424(b), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
November 8, 2007